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                AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

     This Amendment (the "Amendment"), is made and entered into this 6th day of March 2018, by and among Forethought Life Insurance Company, an Indiana corporation (the "Company"), acting herein for and on behalf of the Separate Accounts; BlackRock Variable Series Funds, Inc., an open-end management investment company organized as a Maryland corporation (the "Fund") and BlackRock Investments, LLC (the "Distributor").

     WHEREAS, the Company, the Fund and the Distributor (collectively, the "Parties"), entered into a Fund Participation Agreement, dated as of October 15, 2012 (the "Agreement"); and

     WHEREAS, the Parties desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the Parties agree as follows:

  1. Article II Representations and Warranties, Section 2.1 E. is hereby replaced in its entirety with the following:

     "E.        The Company represents and warrants that it shall maintain a reasonable risk-based program to comply with economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control ("OFAC")), the European Union, the United Nations and other applicable jurisdictions ("Sanctions Laws"). The Company shall maintain policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and that it, the Separate Accounts, the Contract owners and, to the extent required by law, its and their owners and controllers (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, "Sanctions Lists") and (ii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Contract owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform the Distributor in writing if with respect to the transactions in the Shares or the Company's services, the Company becomes aware of any violations of Sanctions Laws by itself or any of the Separate Accounts or Contract owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of the Contract owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Section 2.1.

  The Company shall have an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act") and the Bank Secrecy Act, as

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  amended by the USA PATRIOT Act, and/or other global legislation, where applicable. The Company shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks as well as a written customer identification program. The written customer identification program shall require the identification and verification of the identities of the Company's customers and, if required by applicable anti-money laundering laws and regulations, the underlying beneficial owner(s). In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company's anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform the Distributor in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of anti-money laundering laws by it or any Separate Account or Contract Owner with respect to the Company's services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Section 2.1.

  At all times during which it services Shares of the Fund, the Company shall provide the Distributor with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Fund and Distributor to fulfill their obligations under applicable Sanctions Laws and the USA PATRIOT ACT (including maintaining records for at least five years).

  The Company represents and warrants that neither it nor any of its principals have been previously indicted with respect to or convicted of any criminal charges, including money laundering, and neither it nor any of its principals is the subject of any criminal action of any nature or of any regulatory or self-regulatory action relating to money laundering.

  The Company represents and warrants that it is aware of Sanctions Laws (as hereinafter defined), and it has not violated and shall not violate any Sanctions Laws.

  The Company agrees to notify the Distributor immediately in the event of its expulsion or suspension from FINRA or any self-regulatory organization with jurisdiction over it or of any pending or threatened action or proceeding by any regulatory authority or self-regulatory organization (including, without limitation, FINRA) bearing on its membership. The Company agrees to promptly advise the Distributor if it receives notice of any of the following: (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory authority or self-regulatory organization which relates to the Fund or to a transaction in Shares by it or (2) any examination by any regulatory authority or self-regulatory organization that may or has resulted in a material compliance deficiency, and the Company agrees to promptly provide Distributor with such information and documentation thereon as Distributor may request.

  On an annual basis, the Company shall obtain a Financial Intermediary Controls and Compliance Assessment ("FICCA") or a Statement on Standards for Attestation Engagements 18 Report ("SSAE 18") or any successor report(s) that is/are substantially similar and acceptable to the Distributor, each issued by a recognized independent accounting firm selected by the Company. Upon request, the Company shall promptly

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  provide to Distributor copies of its most recent FICCA or SSAE 18 or any successor report(s) that is/are substantially similar and acceptable to Distributor."

  2. Article X Notices, Section 10.1 is hereby replaced in its entirety with the following:

  "10.1   Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

  Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article X).

         To the Fund:                           With a copy to:

         BlackRock Advisors, LLC                BlackRock, Inc.
         Attn: Jon Maro                         Attn: General Counsel
         Global Client Services                 55 East 52nd Street
         55 East 52nd Street                    New York, NY 10055
         New York, NY 10055

         To Distributor:                        with a copy to:

         BlackRock Investments, LLC             BlackRock Investments, LLC
         Attn: Salim Ramji                      Attn: Chief Compliance Officer
         Senior Managing Director,              55 East 52nd Street
         US Wealth Advisory                     New York, NY 10055
         55 East 52nd Street
         New York, NY 10055

         If to the Company:

         Forethought Life Insurance Company
         300 North Meridian Street Suite 1800
         Indianapolis, IN 46204
         Attention:  Eric Todd, EVP, Chief Investment Officer

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   IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment.


BlackRock Variable Series, Funds, Inc.,
on behalf of the Portfolios


By:

Name:

Title:


BlackRock Investments, LLC


By:

Name:

Title:


Forethought Life Insurance Company

By:

Name:

Title:

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